Exhibit 99.1

PaxMedica Grants Exclusive Pharmacy Distribution Rights for PAX-101 to Vox Nova, LLC

•	Agreement for PAX-101 (suramin IV) Distribution in the U.S. for up to 7 years
•	VoxNova will be responsible for physician registration, safety monitoring and reimbursement for treatment, as well as Additional offerings for People diagnosed with Autism and their Families

TARRYTOWN, NY and HUDSON, OH – July 6, 2023 – PaxMedica, Inc. (Nasdaq: PXMD) and Vox Nova LLC (VoxNova), a privately held corporation, today announced that they have signed an exclusive pharmacy distribution agreement for PaxMedica’s lead pipeline asset, PAX-101. PaxMedica is a clinical stage, biopharmaceutical company, focused on the development of novel anti-purinergic drug therapies for the treatment of Autism Spectrum Disorder (ASD), and other serious conditions with intractable neurological symptoms.

VoxNova is the first purpose-built limited distribution specialty pharmacy benefit manager that is focused on ASD. The Company’s mission is to provide compassionate care and critical oversight using groundbreaking therapies for the treatment of people living with ASD. Under the agreement, VoxNova will have exclusive access to PaxMedica’s PAX-101 intravenous suramin in the United States for a period of up to seven years.

Michael Mindala, CEO of VoxNova, commented, “Through our collaboration with the experts at PaxMedica, we firmly believe that we can create a truly transformational healthcare service that continually adapts to the evolving needs of individuals with ASD and their families.  Through the teamwork, dedication, and shared mission of PaxMedica and VoxNova, we will strive to empower and improve the lives of ASD patients, families, caregivers and the ASD communities, and work together to foster an environment that promotes understanding, compassion, and optimal healthcare outcomes."

Howard Weisman, CEO of PaxMedica, added, “The partnership between VoxNova and PaxMedica has been designed to establish the initial infrastructure that we believe is necessary to distribute PAX-101 safely and effectively in the near future, should it gain FDA approval. We are very impressed with the experienced team at VoxNova and their plan to provide high-touch support for individuals and their caregivers. Ensuring safe distribution has been an important part of our long-term strategic plan, as PaxMedica is the only public company that is exclusively focused on treating the core symptoms of autism.”

About Vox Nova LLC

Recently incorporated as an LLC, VoxNova has been created to provide people diagnosed with autism, and their families and caregivers, with a single source for their special requirements. The management team of VoxNova incorporates over 100 years of combined industry experience, including building from the ground up, a mail-order pharmacy, specialty pharmacy, and pharmacy benefit manager company.

Leveraging the team’s vast experience, VoxNova brings together the tools, technology, security, and connectivity of the pharmacy benefit manager industry, to form a dedicated service provider for the ASD community that will provide exclusive and reliable access to advanced and supportive ASD therapies.

VoxNova will develop, coordinate, and administer patient assistance programs to assist patients with payment alternatives for drugs and therapies that may not be covered, or are under-covered, by insurance. VoxNova plans to partner with a leading specialty pharmacy provider that is licensed in all 50 states to ensure complete national coverage.

VoxNova CEO Michael Mindala has over 18 years of senior management experience in the healthcare services and pharmacy benefits manager industry. He was a co-founder and C-suite executive of Run It First, Aperio Health Partners, and EnvisionRxOptions, which currently operates as Elixir Rx Solutions, part of the Rite Aid Corporation.

Nakul Kapadia, President and CIO of VoxNova, is responsible for managing the key technical and infrastructure aspects of VoxNova. With over 22 years of information technology leadership experience, Nakul has deep expertise in budget planning, cost optimization, and the alignment of capital and operational expenditures.

James Mindala, Chairman and CFO of VoxNova, is currently Chairman of Big Bear Ventures, a private management holding company. Previously, he was CEO and co-founder of Rx Options, a company that offered pharmacy services through a national network of pharmacies. More recently, he was Chairman of EnvisionRxOptions (EnvisionRX), which he co-founded with Michael Mindala, Nakul Kapadia, and others.

EnvisionRX served 400,000 Medicare Part D recipients and over 4 million people under its pharmacy benefit management programs. Under the team’s leadership, EnvisionRX grew to $4.5 billion in annual revenue. It was sold to Rite Aid, the national drug store chain, for $2 billion.

For more information, visit www.myvoxnova.com

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including Autism Spectrum Disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). One of PaxMedica’s primary points of focus is the development and testing of its lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome, a clinical diagnosis in individuals who have been previously infected with COVID-19.

For more information, visit www.paxmedica.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, statements about the strength of our balance sheet. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn and risks associated with intellectual property and infringement claims.  The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its most recent Annual Report on Form 10-K, and subsequent quarterly filings and other filings with the U.S. Securities and Exchange Commission.

Contact:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

(646) 863-6341